Exhibit 99.1
FOR IMMEDIATE RELEASE MARCH 16, 2009	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES MANDATORY
CONVERSION OF 4.125% PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, MARCH 16, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it will convert all of its outstanding 4.125% Cumulative Convertible Preferred Stock, par value $0.01 per share, into Chesapeake Energy Corporation Common Stock, par value $0.01 per share, on March 31, 2009 (the “Conversion Date”).

On the Conversion Date, the 4.125% Cumulative Convertible Preferred Stock will be automatically converted into a number of shares equal to $1,000 divided by the lesser of the conversion price then in effect (anticipated to be $16.5840) and the average of the closing prices of our common stock for the five trading days ending on March 27, 2009.  Dividends on the preferred stock will cease to accrue on the Conversion Date.  Cash will be paid in lieu of fractional shares of common stock.  No payment or adjustment will be made upon conversion of the preferred stock for accrued dividends with respect to the preferred stock or for dividends with respect to the common stock issued upon conversion.  There are currently 3,033 shares of the preferred stock outstanding.

From and after March 31, 2009, the preferred stock remaining outstanding will be deemed to be no longer outstanding and all rights of the holders with respect to such preferred stock will terminate, except the right to receive the whole shares of common stock issuable upon conversion and cash in lieu of any fractional shares, as described above.

A Notice of Conversion will be mailed to shareholders of record of the preferred stock as of the close of business on March 16, 2009.  The Conversion Agent is Computershare Investor Services, LLC, 3948 Legacy Drive, Suite 106 PMB 307, Plano, TX 75023, (800) 884-4225.

Chesapeake Energy Corporation is the largest independent producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.